Exhibit 99.1

Dear Fellow Shareholder:	April 2008
Normally this letter would be enclosed with your quarterly cash dividend. However, as you may know by now, the Board of Directors recently voted to suspend the cash dividend. These are unprecedented times in the banking industry and I want to share with you the appropriate steps we’ve taken to manage through this and protect long-term shareholder value.
A key priority in this environment is to preserve capital. The industry outlook and credit environment have deteriorated significantly since December and we are not impervious to these trends. Our non-performing assets increased again during the first quarter of 2008 reflecting the continued decline in real estate markets. In these uncertain times, we need to preserve our capital. Suspending the cash dividend saves $88 million per year and was the most cost effective action to take. Preserving capital protects shareholder value and will better position us for future success once conditions improve.
Citizens remains profitable even in this difficult environment. Although we are disappointed with our net income for the first quarter of 2008, which was $11.1 million, or $.15 per share, we continue to take the necessary measures to remain profitable during these times. We also increased our loan loss reserve as a percent of loans to 1.84%, which is very strong compared to our competitors. Our Tier 1 capital ratio of 9.04% is also strong in relation to our competitors and provides additional protection to shareholders and clients. Preserving capital and maintaining strong credit standards will allow us to continue growing our loan portfolio with profitable high-quality consumer and commercial loans. Improving the profitability and return on capital of our revenue generation remains a top priority for us.
Moreover, we are aggressively pursuing further cost reduction opportunities in addition to the $34 million already achieved from the merger with Republic Bancorp in December 2006. Leading the charge, our 12-member executive team voluntarily forfeited their salary increases and stock awards for 2008, myself included. I also voluntarily forfeited my bonus for our company’s performance last year.
Delivering high-quality, personalized service will remain a hallmark of Citizens. Maintaining a strong capital position to help ensure the safety and soundness of our bank will better support and nurture our clients and their needs.
I have every confidence that we have the capital, products, people and determination to successfully manage through this challenging environment and emerge a stronger and more profitable company. While we’re all extremely disappointed with our stock performance, we believe the actions we’ve taken are the right ones to ultimately improve it. As always, we appreciate your ongoing support and investment in Citizens Republic Bancorp.
Sincerely,
William R. Hartman
Chairman, President and Chief Executive Officer
This letter contains forward-looking statements, which are subject to risks and uncertainties. When such words such as “will,” “should,” “likely,” “believe,” “expect,” “anticipate,” “estimate,” or similar expressions are used, they indicate forward-looking statements. These forward-looking statements represent our outlook only as of the date of this letter. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that any forward-looking statements in this letter are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as the date made. Forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, and actual results could be materially different. Factors that might cause such a difference are discussed elsewhere in this letter and in the annual and quarterly reports we file with the Securities and Exchange Commission, including the risk factors discussed in Item 1A of our most recent Annual Report on Form 10-K. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements.